Exhibit 10.13

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “Amendment”) is entered into as of April 7, 2003 by and between BRE/San Tomas I L.L.C., a Delaware limited liability company, as landlord (“Landlord”) and Turnstone Systems, Inc., a Delaware corporation, as tenant (“Tenant”).

BACKGROUND

A.	Pursuant to that certain Lease Agreement dated as of April 28, 2000 (the “Lease”) by and between the Landlord. (as successor-in-interest to South Bay/San Tomas Associates) and the Tenant, the Tenant is leasing the building located at 2320 Central Expressway, Santa Clara, CA, consisting of approximately 62,522 rentable square feet.

B.	The Landlord and the Tenant desire to amend certain terms of the Lease pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the covenants set forth in this Amendment and other valuable consideration, the receipt at and adequacy of which are hereby acknowledged, the Landlord and the Tenant hereby agree to amend the Lease as follows:

1.	Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Lease.

2.	As a condition to the effectiveness of this Amendment, the Tenant shall pay to the Landlord in immediately available funds an amount equal to $14,152,106.00. The Tenant and the Landlord agree that the payment shall constitute prepaid Base Rent for the period May 1, 2003 through December 31, 2003 and upon the Landlord’s receipt of such funds, full satisfaction of the Tenant’s obligation to pay Base Rent under the Lease and this Amendment for the balance of the Lease Term. To the knowledge of the Landlord, as of the date of this Amendment, the Tenant is not in default under the Lease and, subject to receipt of the payment contemplated under this section, Base Rent shall be paid in full through the Lease Term and Additional Rent shall be paid in full through April 30, 2003, subject to adjustments of Additional Rent as provided under the Lease.

3.	Upon receipt of the sum of $14,152,106.00 due under Section 2 of this Amendment and the Security Deposit required under Section 5 of this Amendment, the Landlord shall immediately return the Letter of Credit.

4.	The definition of “Building” is hereby amended by deleting the address “2320 Central Expressway” and replacing it with the address “2220 Central Expressway.”

5.	The termination date for the Tenant’s occupancy of the Premises shall be December 31, 2003 and the definition of “Lease Term” is hereby amended by deleting the date “June 30, 2010” and replacing it with the date “December 31, 2003”.

6.	Section 5 of the Lease is hereby deleted in its entirety and replaced with the following: “Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the sum of $100,000.00 (the “Security Deposit”) to secure the faithful performance by Tenant of each term, covenant and condition of the Lease and as amended by this Amendment. If Tenant shall fail to make any payment or fail to keep or perform any term, covenant or condition on its part to be made or performed or kept under the Lease and as amended by this Amendment, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligations under the Lease and as amended by this Amendment, use, apply or retain the whole or any part of the Security Deposit (A) to the extent of any sum due to Landlord; (B) to make any required payment on Tenant’s behalf; or (C) to compensate Landlord for any loss, damages, attorneys’ fees or expenses sustained by Landlord due to Tenant’s default. In such event, Tenant shall, within five (5) days of written demand by Landlord, remit to Landlord sufficient funds to restore the Security Deposit to its original sum. No interest shall accrue on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general funds. The Security Deposit, less any sums owing to Landlord or which Landlord is otherwise entitled to retain, shall be returned to Tenant within fifteen (15) days after the termination of the Lease and as amended by this Amendment, and vacancy of the Premises by Tenant in accordance with the terms of the Lease and as amended by this Amendment.”

7.	Section 20 of the Lease is hereby amended by deleting the words “at one hundred fifty percent (150%) of the monthly rent for the last month of the Lease Term” and replacing them with the following: “at a monthly rent equal to $46,891.50, together with Additional Rent and any other sums due under the Lease.”

8.	On April 30, 2003, the Tenant shall surrender exclusive possession of the second floor of the Premises in accordance with Section 32 of the Lease, and the Premises shall be reduced effective as of such date to substantially all of the first floor of the Building, consisting of approximately 31,261 rentable square feet and as more particularly shown in Schedule A hereto, for the remainder of the Lease Term. As of the date of this Amendment, the Landlord and the Tenant have conducted a walk through of the second floor of the Premises and agree that, except as provided in Schedule B hereto, no other alterations, repairs or modifications by the Tenant are required prior to the surrender of the second floor and Tenant shall be deemed to have surrendered the second floor of the Premises in the condition required by the Lease.

9.	The Landlord covenants and agrees that it shall not declare a default under the Lease arising out of Sections 13.1.3, 13.1.4, 13.1.5, 13.1.6 and 13.1.7 thereof from the date hereof through December 31, 2003. On and after January 1, 2004, in the event the Tenant remains in the Premises after the end of the Lease Term, the Landlord’s right to declare a default under the Lease arising out of Sections 13.1.3, 13.1.4, 13.1.5, 13.1.6 and 13.1.7 shall be fully enforceable.

10.	Effective as of May 1, 2003:

a.	The term “Tenant’s Share” shall be amended as follows: (i) by deleting from the first sentence of the definition of such term the words “thirty-six and 48/100 percent (36.48%)” and replacing them with “eighteen and 24/100 percent (18.24%)” and (ii) by deleting from the last sentence of the definition of such term the words “one hundred percent (100%)” and replacing them with the words “fifty percent (50%)”.

b.	Section 7.2 of the Lease shall be amended by deleting the first sentence of such Section and replacing such sentence with the following: “The share of Property Taxes (as defined in Section 7.3 below) allocable to the Premises shall be fifty percent (50%) of the total Property Taxes payable with respect to the Building and the Parcel. Therefore, Tenant shall pay, as Additional Rent, fifty percent (50%) of all Property Taxes levied or assessed with respect to the Building and the Parcel which are attributable to the Lease Term.”

c.	For such period of time during the remainder of the Lease Term that the second floor of the Building remains unoccupied, the Tenant shall pay 100% of the utilities attributable to the Building.

d.	The Tenant shall have access to the second floor of the Building during normal business hours for purposes of maintaining and repairing the Tenant’s data control room.

e.	Landlord shall be responsible for all costs and expenses associated with the re-leasing of the second floor of the Premises, including any required improvements and costs associated with the creation of a separate entranceway to the second floor prior to the end of the Lease

Term. After December 31, 2003, and during any potential holdover period, the Tenant will surrender all rights to use the courtyard side lobby area and the Landlord shall be responsible for any costs to divide the courtyard side lobby from the Premises.

f.	In no event shall Tenant have any obligation to pay directly, perform or reimburse to Landlord any costs incurred by Landlord as a consequence of any condemnation, casualty to the Building, or any replacement or repair of the Premises which must be capitalized under generally accepted accounting principals, except to the extent the foregoing is caused by the negligence or willful misconduct of the Tenant and is not covered by insurance or other sums collectable from a third party.

11.	Except as amended by this Amendment, the Lease remains in full force and effect and is hereby ratified and affirmed by the Landlord and the Tenant. The Tenant represents that as of the date hereof, it has no offsets, counterclaims or defenses to its obligations under the Lease.

12.	Landlord and Tenant shall each be responsible for its own transaction fees associated with the negotiation and execution of this Amendment, including, but not limited to, its own attorneys fees.

13.	This Amendment may be executed in any number of counterparts and by facsimile signature, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

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Signatures follow on next page

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Amendment to be executed as of the day and year first above written.

LANDLORD:

BRE/San Tomas I L.L.C.

By:	/S/ KAREN SPROGIS
Name:	Karen Sprogis
Title:	Managing Director & Vice President

TENANT:

Turnstone Systems, Inc.

By:	/S/ ERIC YEAMAN
Name: Eric Yeaman
Date: April 7, 2003

Schedule A

See Attached Floor Plan

Schedule B

1.    The Tenant will be responsible for any repairs and maintenance to the Premises as a result of the removal of any personal property of the Tenant, including, but not limited to, furniture and equipment, from either the first or the second floor of the Building during the Lease Term or any holdover period.